Exhibit 10.1

ETHANOL MARKETING CONTRACT TERMINATION

THIS ETHANOL MARKETING CONTRACT TERMINATION (the “Ethanol Marketing Contract Termination”) is made and entered into this 4th day of November, 2005 by and between Ethanol Products, LLC, a South Dakota limited liability company (“Ethanol Products”) and Dakota Ethanol, L.L.C., a South Dakota limited liability company (“Dakota Ethanol”).

RECITALS:

WHEREAS, Ethanol Products (by assignment from Broin Enterprises, Inc.) and Dakota Ethanol are parties to a certain Ethanol Marketing Contract, dated as of October 7, 1999, as amended on June 7, 2001 and as further amended on November 26, 2002 (the “Ethanol Marketing Contract”), relating to Ethanol Products’ marketing of fuel grade ethanol produced by Dakota Ethanol at its facility located in Lake County, South Dakota (the “Plant”);

WHEREAS, pursuant to the Ethanol Marketing Contract, Ethanol Products agreed to market all fuel grade ethanol produced at the Plant, and Dakota Ethanol agreed to pay Ethanol Products a marketing fee for ethanol sold and administrative services fee for administrative services performed on behalf of Dakota Ethanol;

WHEREAS, Ethanol Products’ duties under the Ethanol Marketing Contract commenced upon the start of production of ethanol at the Plant and under the terms of the Ethanol Marketing Contract expires on September 1, 2006, a date five (5) years from the start of production of ethanol;

WHEREAS, each of the parties desires to terminate the Ethanol Marketing Contract under the terms and conditions stated herein;

NOW THEREFORE, in consideration of the mutual representations, warranties and covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1.             Termination of Ethanol Marketing Contract.  Effective as of the close of business on December 31, 2005 (the “Termination Date”), the Ethanol Marketing Contract shall be terminated in accordance with the provisions of this Ethanol Marketing Contract Termination.

A.            Notwithstanding the foregoing, Dakota Ethanol shall be permitted continued dial up access through PCAnywhere through January 5, 2006 in order to allow for the orderly deactivation and removal of the proprietary Ethanol Products systems.  On January 6, 2006, Ethanol Products shall disable Dakota Ethanol’s access to PCAnywhere.

B.            From and after the Termination Date, Dakota Ethanol shall assume all rights and responsibilities arising from the services previously undertaken by Ethanol

Products under the Ethanol Marketing Contract and under the outstanding contracts listed on Exhibit A attached hereto and incorporated herein by this reference.  Without limiting the foregoing, Dakota Ethanol shall be responsible for completing any outstanding futures, options, hedges or other contracts outstanding as of the Termination Date as set forth on Exhibit A hereto, which Ethanol Products represents and warrants is a complete list of all such contracts; provided that Ethanol Products shall not enter into any futures, options, hedges or other contracts on behalf of Dakota Ethanol after the date hereof without the express written consent of Dakota Ethanol.  Dakota Ethanol shall further be responsible for transferring any existing risk management or hedging accounts established by Ethanol Products for the benefit of Dakota Ethanol to similar accounts established by Dakota Ethanol, at the sole expense of Dakota Ethanol.  Without limiting the foregoing, on or prior to the Termination Date, Dakota Ethanol shall have made arrangements to transfer the data on the Plant to Excel with respect to bills of lading, denaturant receipts, certificates of analysis and similar data.

C.            Ethanol Products shall be obligated to make reasonable efforts to collect accounts receivable outstanding as of the Termination Date and to remit to Dakota Ethanol payments received therefrom, less any amounts owed to Ethanol Products.  The list of outstanding accounts receivable as of the date of this Ethanol Marketing Contract Termination is attached hereto as Exhibit B, and on January 3, 2006, Ethanol Products shall provide Dakota Ethanol with an updated list of accounts receivable outstanding as of the Termination Date.  If the accounts receivable are not collected after reasonable attempts to do so, Ethanol Products shall assign such accounts receivable to Dakota Ethanol and Ethanol Products’ obligations with respect to the collection of such accounts shall be terminated.

D.             Any and all outstanding invoices, billing statements, and other amounts due and owing to Dakota Ethanol pursuant to the Ethanol Marketing Contract shall be paid in full by Ethanol Products as of the Termination Date, except for the accounts receivable outstanding as of such date but not yet collected.

E.             Dakota Ethanol and Ethanol Products each acknowledge and agree that they will not directly or indirectly, verbally or in writing, make statements to any third party which defames the other party, or disparages or reflects adversely on the reputation or business of the other party.

2.             Payments to Ethanol Products.

A.            Dakota Ethanol shall pay Ethanol Products the amount of Four Hundred Thirty Five Thousand Fifty Dollars ($435,050.00), as follows:  Dakota Ethanol will receive a credit of $200,000 for the amount payable to Dakota Ethanol by Ethanol Products under the terms of the Redemption Agreement dated of even date herewith (the “Redemption Agreement”), between Dakota Ethanol and Ethanol Products, and the balance in the amount of Two Hundred Thirty Five Thousand Fifty Dollars ($235,050.00) shall be payable by Dakota Ethanol to Ethanol Products on or before December 31, 2005.  Ethanol Products agrees that the amounts payable to Ethanol Products hereunder represent fair and sufficient consideration for termination of the Ethanol Marketing Contract as provided herein.

B.            Notwithstanding anything to the contrary contained herein, subsequent to the Termination Date, Ethanol Products may receive payment on sales and services performed prior to the Termination Date.  Upon receipt of such amounts, Ethanol Products shall calculate the amounts payable to Dakota Ethanol consistent with the terms of the Ethanol Products Marketing Contract and related agreements and shall promptly remit the amounts payable to Dakota Ethanol in accordance with current practices existing among the parties.

C.            Dakota Ethanol agrees that it shall not enter into any financing agreements, covenants, or restrictions or other agreements or covenants that would prohibit or restrict Dakota Ethanol from paying the amounts in Section 2(A) above to Ethanol Products by the required deadline.

D.           Dakota Ethanol shall be responsible for payment of all taxes and charges now or hereafter imposed (whether by federal, state, municipal or other public authority), by reason of the Ethanol Marketing Contract or Dakota Ethanol’s performance of its obligations thereunder, including, but not limited to sales or use taxes, but excluding any income tax imposed upon the net profits of Ethanol Products.

3.            Mutual Release and Indemnification.  Solely with respect to the Ethanol Marketing Contract, the parties hereby agree as follows:

A.            Dakota Ethanol hereby releases Ethanol Products and agrees to indemnify and hold Ethanol Products and its officers, directors, employees, and agents harmless from any and all claims, right to contribution or indemnity, suits, damages, injuries, demands, causes of action, obligations, agreements, debts, and liabilities whatsoever, both at law and in equity, that Dakota Ethanol may have against Ethanol Products, except for any claims for breach of this Agreement.

B.            Ethanol Products hereby releases Dakota Ethanol and agrees to indemnify and hold Dakota Ethanol and its officers, directors, employees, and agents harmless from any and all claims, right to contribution or indemnity, suits, damages, injuries, demands, causes of action, obligations, agreements, debts, and liabilities whatsoever, both at law and in equity, that Ethanol Products may have against Dakota Ethanol, except for any claims for breach of this Agreement.

C.            Notwithstanding the foregoing, Dakota Ethanol agrees that any and all liability related to or arising in respect of the product of Dakota Ethanol, including the quantity and quality thereof, shall remain the sole liability of Dakota Ethanol, and Dakota Ethanol shall indemnify Ethanol Products and its officers, directors, employees and agents from and against any and all claims, actions, damages, fines, penalties, liabilities and expenses, including, but not limited to, attorneys’ and other professional fees, in connection with any such liability related to or arising in respect of the product of Dakota

Ethanol.

4.            Further Assurances.  Each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, statutes, ordinances, codes, rules, and regulations to consummate and make effective the transactions contemplated by this Ethanol Marketing Contract Termination in the most expeditious manner practicable, including but not limited to, the execution and delivery of all additional or ancillary documents or agreements which are reasonably necessary to consummate the transactions contemplated herein and therein.

5.            Equipment and Property.  Ethanol Products represents that the property listed on Exhibit C, which is incorporated herein by this reference, was purchased with Ethanol Product’s own funds, and based upon such representation, Dakota Ethanol agrees that all machinery, equipment, and other property listed on Exhibit C shall remain the sole property of Ethanol Products, and shall be removed from the Plant by Ethanol Property or its designated representative within thirty (30) days following the Termination Date.  Ethanol Products shall repair, at its sole cost and expense, any damage caused by such removal.  All other property located or used in the operation of the Plant shall remain the sole and exclusive property of Dakota Ethanol.

6.            Drafting Presumption.  The parties acknowledge and agree that they have participated equally in the drafting and preparation of this Ethanol Marketing Contract Termination, and that in the event of a dispute having its origins in or relating to the provisions of this Ethanol Marketing Contract Termination, or any document, instrument or ancillary agreement delivered pursuant to this Ethanol Marketing Contract Termination, no presumption shall arise in favor of or against either party by virtue of their having participated in the drafting of this Ethanol Marketing Contract Termination.

7.            Benefit.  This Ethanol Marketing Contract Termination shall bind the parties hereto and shall inure to and be binding upon their respective successors and permitted assigns.

8.            Entire Agreement: Waiver.  This Ethanol Marketing Contract Termination and any exhibits or schedules attached hereto or incorporated herein contain the entire agreement of the parties as to the subject matter contained herein.  The terms, conditions, and provisions contain in this Ethanol Marketing Contract Termination supercede any contradicting terms, conditions, and provisions contained in the Ethanol Marketing Contract.

9.            Severability.  The parties agree that if any part, term, paragraph, or provision of this Ethanol Marketing Contract Termination is in any manner held to be invalid, illegal, void, or in any manner unenforceable, or to be in conflict with any law of the State of South Dakota, then the validity of the remaining portions or provisions of this Ethanol Marketing Contract Termination shall not be affected, and such part, term, paragraph or provision shall be construed and enforced in a manner designed to effectuate the intent expressed in this Ethanol Marketing Contract Termination to the maximum extent permitted by law.

10.          Assignment.  Except as otherwise provided in this Ethanol Marketing Contract

Termination, this Ethanol Marketing Contract Termination is made for the personal and individual benefit of the parties hereto, and no party may assign this Ethanol Marketing Contract Termination, or any part thereof, or delegate any duty or obligation imposed by this Ethanol Marketing Contract Termination without the express written consent of the opposite party or parties hereto.

11.          Captions.  The captions and titles utilized in this Ethanol Marketing Contract Termination are for convenience of reference only, and shall not be deemed to define or limit any of the terms, conditions, or provisions of this Ethanol Marketing Contract Termination.

12.          Governing Law; Forum.  This Ethanol Marketing Contract Termination and all obligations created hereunder or required to be created hereby shall be governed by and construed and enforced in accordance with the laws of the State of South Dakota, and the parties hereby agree that the Circuit Court situated in Lake or Minnehaha Counties in South Dakota, shall be the exclusive jurisdiction and venue of any disputes relating to this Ethanol Marketing Contract Termination.

13.          Notices.  All notices required to be given by this Ethanol Marketing Contract Termination shall be made in writing either by (i) personal delivery to the party requiring notice and securing a written receipt; or (ii) mailing notice in the United States mail to the address of the party requiring notice which is set forth below, by certified mail, return receipt requested.  The effective date of the notice shall be the date of the written receipt or the date of the return receipt, as applicable.  The refusal of a party to accept a certified mail letter shall be treated as the delivery of the letter on the date of refusal.

If to Dakota Ethanol:

Dakota Ethanol, LLC

PO Box 100

Wentworth, SD 57075

Telephone:  (605) 483-2676

Facsimile:   (605) 483-2681

With a copy to (which shall not constitute notice):

Douglas J. Hajek

Davenport, Evans, Hurwitz & Smith, LLP

P.O. Box 1030

Sioux Falls, SD 57101-1030

Telephone:  (605) 336-2880

Facsimile:   (605) 335-3639

If to Ethanol Products:

Ethanol Products, LLC

9530 East 37th Street North

Wichita, KS 67226

Telephone:  (316) 303-1380

Facsimile:   (316) 267-1071

With a copy to (which shall not constitute notice):

Gregg S. Greenfield

Boyce, Greenfield, Pashby & Welk, L.L.P.

P.O. Box 5015

Sioux Falls, SD 57117-5015

Telephone:  (605) 336-2424

Facsimile:   (605) 334-0618

or to such other address as the parties may specify in writing by sending notice thereof to the opposite party.

14.          Counterparts.  This Ethanol Marketing Contract Termination may be executed simultaneously in two or more counterparts, each of when duly executed and delivered shall be deemed an original and all of which shall constitute one and the same instrument.  This Ethanol Marketing Contract Termination may be executed and delivered by facsimile, which facsimile signature pages shall be deemed originals.

15.          Exercise of Rights and Remedies.  Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Ethanol Marketing Contract Termination shall impair any such right, power or remedy, nor shall it be construed as a waiver or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

16.          Time of the Essence.  Time is of the essence with respect to this Ethanol Marketing Contract Termination.  Notwithstanding anything to the contrary contained herein, it is a condition precedent to the parties’ obligations hereunder that the Redemption Agreement be executed and delivered by the parties contemporaneously herewith.

17.          Remedies Cumulative.  No right, remedy or election given by any term of this Ethanol Marketing Contract Termination shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

[Remainder of Page Intentionally Omitted]

IN WITNESS WHEREOF, the parties hereto have executed this Ethanol Marketing Contract Termination as of the date first written above for the purposes herein contained.

DAKOTA ETHANOL, LLC

By:	/s/ Brian Woldt
Brian Woldt, Chairman, Board of Managers

ETHANOL PRODUCTS, LLC

By:	/s/ Bob Casper
Bob Casper, Its President

EXHIBIT A

OUTSTANDING CONTRACTS

EXHIBIT B

OUTSTANDING ACCOUNTS RECEIVABLE

EXHIBIT C

PROPERTY AND EQUIPMENT OF ETHANOL PRODUCTS, LLC

•      Ethanol Products “Reference Guide” training manuals.

•      Unused Ethanol Products “Bill of Lading” paper stock.

•      PERS Stickers.

•      Railcar placards.

•      Railcar gaskets.

•      Railcar man-way bolts.

•      Ethanol Products market reports.

•      Ethanol Products board reports.